Contact: Tom Black
(212) 583-0080
ir@advancenanotech.com

ADVANCE NANOTECH REPORTS PRELIMINARY REVENUES FOR 2006

Groundbreaking year marked by successful launch of Owlstone sensor, corporate reorganization, partnerships with government and market leaders, industry awards and research breakthroughs

New York City - February 15, 2007- Advance Nanotech, Inc., (OTC BB: AVNA.OB - News), a leading provider of financing and support services to drive the commercialization of nanotechnology related products for homeland security and display technologies today announces that the Company reported on a preliminary basis revenue of approximately $506,000 (unaudited) for 2006. The revenues reflect Advance Nanotech’s success in bridging the gap between pioneering research and the commercialization of innovative nano-enabled products. Based on the outlook for long-term growth and the commercialization value of its technology portfolio, the Company is projecting revenue of $4.0 million, from consolidated operations in 2007.

“We had a very productive 2006 and our first revenues were recognized in the fourth quarter. We are well-positioned to continue to gain momentum as additional technologies within our pipeline reach commercialization,” says Magnus Gittins, Executive Chairman of Advance Nanotech. Tony Goncalves, Chief Executive Officer of Advance Nanotech, continued, “2007 will be a major year for the Company. We expect continued revenue growth from our newly established divisions and will use this as a platform from which to drive our business forward.”

Advance Nanotech also announces that the Company reported a net loss for 2006 of approximately $12.4 million (unaudited) or $(0.37) per share. This compares with the net loss a year earlier of $8.4 million (audited) or $(0.25) per share.

Advance Nanotech achieved several major milestones in 2006, including:

➢	The completion of a strategic reorganization of the Company’s technology portfolio into two specific operating businesses: Advance Homeland Security and Advance Display Technologies;

➢
Advance Display Technologies Plc commenced trading on the PLUS-quoted market in London. Upon the commencement of trading, there were 50 million Ordinary Shares outstanding, valuing the company at approximately $49 million. Advance Nanotech, Inc. holds 94% of the issued share capital, with a market value of approximately $46 million, as of February 1, 2007. ADT trades under the ticker: ADTP;

➢
The ‘Tourist’, the first production model sensor based on Owlstone Nanotech’s revolutionary micro-machined gas sensor, was successfully launched and quickly developed a customer base across the defense and industrial process control industries. Owlstone Nanotech is part of Advance Nanotech's Homeland Security Division which includes nanotechnologies providing solutions across two application areas: CBRNE (Chemical, Biological, Radiation, Nuclear and Explosive) and Wireless Monitoring for cognitive awareness, triage and first response therapy.

➢
Advance Nanotech was selected to participate in FLUTEST, a $37.7 million European Commission supported research project for improved diagnosis and early warning systems for avian influenza, commonly referred to as "bird flu”. In parallel with FLUTEST, Advance Nanotech's BiMAT program, in collaboration with the University of Cambridge, is developing technology to enable first responders - medics, EMTs and doctors - to instantly analyze microscopic amounts of biological material on site.

BiMAT technology will eliminate the need to send samples to specialized laboratories, speeding treatment and reducing problems of sample handling, storage, and mislabeling that can cause significant delays in treatment. The European Commissions support will significantly shorten BiMAT's time-to-market for the surveillance of emerging diseases such as avian influenza allowing rapid response and containment of diseases.

➢
Advance Nanotech joins its partners, Dow Corning Corporation, ALPS Electric Company and Marconi Corporation, in celebrating the official opening of the University of Cambridge's new building for Electrical Engineering, incorporating the Centre for Advanced Photonics and Electronics (CAPE);

➢	Owlstone Nanotech was awarded two Small Business Innovation Research grants from the U.S. Air Force and National Science Foundation in connection with its chemical sensing technology;

➢	Significant progress is shown in the Company’s flexible display research and in the development of "printable" semiconductors for low-cost inkjet print manufacturing;

➢
Singular ID, a Singaporean company in which Advance Nanotech holds a 11.45% stake, received ZDNet Asia's Breakthrough Award for "its innovative technology to solve counterfeiting” and is named a winner of the Red Herring 100 Asia award which honors the top 100 privately held companies in Asia leading innovation in the technology business.

About Advance Nanotech, Inc. (www.advancenanotech.com)
Advance Nanotech identifies patented, patent-pending and proprietary technologies at leading universities and funds the additional development of such technologies in exchange for the exclusive rights to commercialize any resulting products. In August 2006, the company completed a strategic realignment of its portfolio to more aptly leverage the strengths of the portfolio to provide the greatest value to shareholders. The Company currently possesses a critical mass of technologies in two core areas of activity; Homeland Security and Displays.

By partnering with universities and leveraging the infrastructure and multi-disciplinary human resources of our university partners, we reduce our cost base and mitigate risk. After prototypes are proven within the lab and we develop a product roadmap and business plan, we form majority owned subsidiaries around the specific technology. We seek to return value to our shareholders through the sale or licensing of the technology, by securing additional financing for the subsidiary from either the venture capital community or the capital markets, or by successfully executing our business plan and consolidating its income as the majority shareholder.

This news release contains forward-looking statements within the meaning of the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-KSB and 10-KSB/A, recent and forthcoming Quarterly Reports on Form 10-QSB and 10-QSB/A, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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